Exhibit 99.1

Old Point Financial Corporation
Chairman Robert F. Shuford, Sr. Announces Retirement

HAMPTON, Va., July 18, 2019 (PRNewswire) – After more than 54 years of dedicated service, Robert F. Shuford, Sr., Chairman, President, and Chief Executive Officer of Old Point Financial Corporation, has announced his intent to retire in January of 2020. Hired in 1965 as Vice President and a member of the Board of Directors, he was named President of Old Point National Bank in 1967. He became Chairman, President, and Chief Executive Officer of Old Point Financial Corporation upon its creation in 1984. He has served many local organizations and won numerous awards honoring his commitment to business excellence as well as to the community. His legacy will long serve as an inspiration to the organization he has built and the community that has grown around it. As a tribute to his service, he will be named Chairman Emeritus upon retirement.

The Board of Directors has selected Robert F. Shuford, Jr., Chairman, President, and Chief Executive Officer of Old Point National Bank, to succeed Robert F. Shuford, Sr. Hired as Vice President and then serving as Chief Operating Officer, Robert F. Shuford, Jr. has over 20 years of leadership experience at Old Point National Bank. Through his vision and direction of Old Point’s digital transformation, the Company has remained a leader among community banks. He serves on the on the Virginia Bankers Association Board of Directors and has been a continual advocate for community banks in Virginia. In addition to many volunteer positions and accolades, he has been featured on the Inside Business Hampton Roads Power List for the last 5 years and was named Community Banker of the Year in 2016 by the Virginia Association of Community Banks.

As a part of the Company’s succession plan, Robert F. Shuford, Jr. was named President and Chief Executive Officer of Old Point National Bank in September 2015. In March 2019, he was elected Chairman of the Old Point National Bank Board of Directors and in October 2018, Eugene Jordan, II, President and Chief Executive Officer of Old Point Trust, was elected Chairman of the Old Point Trust Board of Directors. In January 2020, Robert F. Shuford, Jr. will assume the joint role of Chairman, President, and Chief Executive Officer of both Old Point Financial Corporation and Old Point National Bank.

Robert F. Shuford, Sr. will continue to serve on the Board of Directors of Old Point National Bank, Old Point Trust, and Old Point Financial Corporation and be involved in the future strategic direction of the Company. He also plans to remain active with many local organizations.

Exhibit 99.1

“It becomes difficult for us to separate Old Point and Mr. Shuford. For over five decades, he has modeled professionalism, kindness, and generosity. Our organization is known for these ideals, and he is the man who set them in place.” Dr. Arthur Greene, Lead Independent Director of Old Point Financial Corporation, continued, “We are built on a strong foundation and the future of Old Point is exceptionally bright.”

Robert F. Shuford, Jr. agreed, “Under his leadership, the Bank grew from only two locations in Hampton, to 19 locations across all of Hampton Roads. Old Point’s assets increased from $10 million to over $1 billion. But, those are just numbers. I don’t believe we can ever truly account for how many lives have been changed because of the way he has led Old Point.”

Robert F. Shuford, Sr. humbly said, “After nearly 60 years in banking, I’ve seen good times and bad times. You can’t control the economy, but you can always help people. We hire employees who love the Hampton Roads region, we offer products that are tailored to our customers, and we are proud of what we have given back to our community. It has been a privilege to lead Old Point, and I am proud of what we have accomplished together.”

The planning of retirement celebrations is well underway at the organization, and details will be announced over the coming months.

ABOUT OLD POINT
Old Point Financial Corporation (NASDAQ: OPOF) is the parent company of The Old Point National Bank of Phoebus and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads, Virginia region. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.